Exhibit 99.1

Lincoln Reports Double Digit Increases in New Student Starts, Revenue and Operating Income in Fourth Quarter with Net Income of $46.0 million after Release of Tax Valuation Allowance

Conference call today at 10 a.m. ET

WEST ORANGE, N.J., March 3, 2021 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported operating and financial results for the fourth quarter and full year ended December 31, 2020 as well as recent business developments.

Key Fourth Quarter 2020 vs Fourth Quarter 2019 Operating and Financial Achievements

●	New student starts rose 15.0%
●	Average student population up 9.4%
●	Ending student population increased 8.3%
●	Revenue growth of 10.7%
●	EBITDA* of $13.0 million, up 6.4%
●	Net income of $46.0 million which includes $35.9 million release of tax valuation allowance
●	EPS of $1.44; Adjusted EPS* of $0.31 which excludes release of tax valuation allowance
●	Cash provided by operations $13.3 million, more than double prior year
●	$59.0 million of available liquidity as of December 31, 2020

*See Use of Non-GAAP Financial Information below.

“Lincoln had an exceptionally robust finish to 2020 as our 15.0% student start growth and 10.7% revenue growth resulted in strong operating leverage and increased profitability. Despite the impact on our operations from the COVID-19 pandemic, we continuously provided training in essential careers to our student body and finished 2020 with double digit annual growth in student starts for the first time since 2009,” said Scott Shaw, President & CEO.

“We achieved our strong financial performance through exceptional operating flexibility and execution. As a result of our team’s efforts and dedication, we rapidly implemented several programs, projects and activities to keep our students, faculty, administration and management as safe as possible while providing training for essential careers that remain in high demand. As a result of our actions, Lincoln has continued to increase the number of students pursuing these careers since the onset of the pandemic at the end of the first quarter, in contrast to the declining student populations experienced by many in our field. Our continued progress in the first quarter of 2021 allows us to be optimistic about the year ahead. We continue to apply many of the lessons learned during the implementation of distance learning to further enhance the student and faculty experience, while bringing additional operating efficiencies to the Company. I believe we are well positioned to continue our growth in 2021 as we add new programs to our core operations and continue to provide tangible contributions to our corporate partners and students.”

2020 FOURTH QUARTER FINANCIAL RESULTS
(Quarter ended December 31, 2020 compared to quarter ending December 31, 2019)

●	Revenue increased $7.9 million, or 10.7% to $81.8 million from $73.9 million. The increase was due to a 9.4% increase in average student population, driven by a 15.0% increase in student starts.
●
Student start growth of 15.0% benefitted from ongoing investments in marketing as well as continuous evaluation and improvement of the admissions process. Increased efficiency is evidenced by a decline in the overall cost to obtain student starts while continuing growth. Lincoln has now experienced three years of consistent growth in student starts.

●
Educational services and facilities expense increased $0.9 million, or 3.0% to $31.5 million from $30.6 million in the prior year. The increase was due to additional instructional expense and books and tools expense resulting from an increased student population but grew at a rate less than our student population.

●
Selling general and administrative expense increased $5.5 million, or 16.4% to $39.2 million from $33.7 million in the prior year.  The increase in expense was driven by actions taken in response to the impact of COVID-19 on our employees and students and an increase in incentive compensation accruals driven by improved financial performance.

●	Operating income increased $1.0 million, or 10.7% to $11.1 million from $10.1 million in the prior year.
●	Income tax benefit of $35.2 million after release of tax valuation allowance of $35.9 million.
●
Net income increased to $46.0 million, or $1.44 per diluted share. Adjusted EPS prior to release of the tax valuation allowance was $0.31. This is compared to $9.2 million, or $0.33 per diluted share, in the prior year.

●	As of December 31, 2020, total debt outstanding under the Company’s credit facility was $17.8 million, down $17.0 million from $34.8 million in the prior year comparable quarter.

FOURTH QUARTER SEGMENT RESULTS

Transportation and Skilled Trades Segment
Revenue increased $5.9 million, or 11.2%, to $58.6 million from $52.7 million in the prior year comparable quarter.  The increase was due primarily to an 8.8% increase in average student population, driven by a 10.5% increase in student starts.

Operating income increased 42.9%, to $15.6 million from $10.9 million in the prior year comparable quarter primarily driven by operating leverage of 79.1% combined with a consistently growing student population.

Healthcare and Other Professions Segment
Revenue increased $2.0 million, or 9.2%, to $23.2 million from $21.2 million in the prior year comparable quarter primarily due to a 10.7% increase in average student population, driven by a 20.6% increase in student starts.

Operating income increased 38.7%, to $4.7 million from $3.4 million in the prior year comparable quarter primarily driven by operating leverage of 66.8% combined with a consistently growing student population.

Corporate and Other
This category includes unallocated expenses incurred on behalf of the entire Company.
Corporate and other expenses were $9.2 million, a $5.0 million increase compared to $4.2 million in the prior year comparable quarter.  The increase in expense was driven by actions taken in response to the impact of COVID-19 on our employees and students and an increase in incentive compensation accruals driven by improved financial performance.

FULL YEAR 2020 FINANCIAL RESULTS

Total revenue increased by $19.8 million, or 7.2%, to $293.1 million, as compared to $273.3 million in the prior year comparable period. The Transportation and Skilled Trades segment revenue increased to $207.4 million a $13.7 million increase compared to $193.7 million in 2019.  The Healthcare and Other Professions segment revenue increased to $85.7 million a $6.1 million increase compared to $79.6 million in 2019. Consolidated operating income increased to $14.8 million as compared to $5.2 million in the prior year. Net income was $48.6 million, including the $35.9 million release of tax valuation allowance, compared to $2.0 million last year.

2021 OUTLOOK

The Company is providing the following outlook for the year 2021:

●	Annual revenue growth of 7% to 12% over 2020.
●	Annual student start growth of 5% to 10% over 2020.
●	Adjusted EBITDA of between $29.0 million and $34.0 million, which would represent a 22.0% to 43.0% growth over 2020 Adjusted EBITDA*
●	Income before taxes of between $19.0 million and $24.0 million, which would represent a 41.0% to 78.0% increase over 2020 income before taxes.
●	Capital expenditures are projected to be approximately $7.5 million.

*Adjusted EBITDA is defined as EBITDA plus stock compensation expense.

CONFERENCE CALL INFO
Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  To access the live webcast of the conference call, please go to the Investor Relations section of Lincoln’s website at http://www.lincolntech.edu. Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 9886717. Please log in or dial into the call at least 10 minutes prior to the start time.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.  A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 9886717.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION
Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education helping to provide solutions to America’s skills gap.  Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Professions and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolntech.edu.

SAFE HARBOR
Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies and projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. Such forward-looking statements include the Company’s current belief that it is taking appropriate steps regarding the pandemic and that students will return from leaves of absence and be able to complete their programs of study with in-person labs and available externships and that student growth will continue. The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based including, without limitation, impacts related to the COVID-19 pandemic, our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; the COVID-19 pandemic and its impact on our business and the U.S. and global economics; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

 (Tables to Follow)
(In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

REVENUE	$81,792	$73,915	$293,095	$273,342
COSTS AND EXPENSES:
Educational services and facilities	31,463	30,555	122,196	123,495
Selling, general and administrative	39,188	33,664	156,199	145,176
Loss (gain) on disposition of assets	15	(356)	(81)	(567)
Total costs & expenses	70,666	63,863	278,314	268,104
OPERATING INCOME	11,126	10,052	14,781	5,238
OTHER:
Interest income	-	1	-	8
Interest expense	(315)	(823)	(1,275)	(2,963)
INCOME BEFORE INCOME TAXES	10,811	9,230	13,506	2,283
(BENEFIT) PROVISION FOR INCOME TAXES	(35,209)	24	(35,059)	268
NET INCOME	$46,020	$9,206	$48,565	$2,015
PREFERRED STOCK DIVIDENDS	304	-	1,378	-
INCOME AVAILABLE FOR DISTRIBUTION	$45,716	$9,206	$47,187	$2,015
Basic
Net income per common share	$1.44	$0.33	$1.49	$0.08
Diluted
Net income per common share	$1.44	$0.33	$1.49	$0.08
Weighted average number of common shares outstanding:
Basic	24,831	24,563	24,748	24,554
Diluted	24,831	24,563	24,748	24,554

Other Data:
EBITDA (1)	$12,980	$12,196	$22,181	$13,353
Depreciation and amortization	$1,854	$2,144	$7,400	$8,115
Number of campuses	22	22	22	22
Average enrollment	12,796	11,692	11,729	10,985
Stock-based compensation	$400	$218	$1,686	$679
Net cash provided by operating activities	$13,263	$5,881	$23,485	$988
Net cash used in investing activities	$(2,026)	$(1,749)	$(5,483)	$(4,810)
Net cash (used in) provided by financing activities	$(804)	$18,758	$(18,620)	$(3,480)

Selected Consolidated Balance Sheet Data:	December 31, 2020
(Unaudited)

Cash and cash equivalents	$38,026
Current assets	74,164
Working capital	7,322
Total assets	245,190
Current liabilities	66,842
Long-term debt obligations, including current portion, net of deferred financing fees	17,212
Series A convertible preferred stock	11,982
Total stockholders’ equity	91,067

As of December 31, 2020, the Company had a net cash balance of $20.8 million compared to $4.6 million in the prior year comparable period. The net cash balance is calculated as our cash, cash equivalents less both short and long-term portion of the credit agreement. The increase in cash position is mainly attributed to net income generated by the Company during the year, partially offset by repayments made on net borrowings of $17.0 million.  As of December 31, 2020, the Company can borrow an additional $21.0 million under its Credit Facility.

During 2020, the Company paid two dividends totaling $1.4 million to its Series A preferred shareholders pursuant to the Securities Purchase Agreement entered into on November 14, 2019 and the Company’s Amended and Restated Certificate of Incorporation. The first payment of $1.1 million was made during the third quarter and covered the period from November 14, 2019 through September 30, 2020. The second dividend payment of $0.3 million was made during the fourth quarter and covered the quarterly period from October 1, 2020 through December 31, 2020. The Company has the option to pay the preferred stock dividends in cash or through an increase in the stated value of the preferred shares. The Company elected to pay the dividends in cash during the third and fourth quarter given its strengthened liquidity position and the significantly higher stock price over the conversion price at the time of the payment.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA, total liquidity, reconciled net cash and adjusted EPS are measures not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define EBITDA as income (loss) before interest expense (net of interest income), provision (benefit) for income taxes, depreciation, and amortization. We define total liquidity as total cash and cash equivalents plus availability under the credit line.  We define reconciled net cash as our cash and cash equivalents and restricted cash less both the short and long-term portion under the Company’s credit agreement and deferred financing fees.  We define adjusted EPS as EPS less EPS relating to the tax valuation allowance. EBITDA, total liquidity, reconciled net cash and adjusted EPS are presented because we believe they are useful indicators of our performance and our ability to make strategic acquisitions and meet capital expenditures and debt service requirements. However, they are not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as indicators of operating performance or cash flow as a measure of liquidity. EBITDA, total liquidity, reconciled net cash and adjusted EPS are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net income (loss) to EBITDA, total liquidity, reconciled net cash and adjusted EPS:

	Three Months Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)
	2020	2019	2020	2019

Net income	$46,020	$9,206	$48,565	$2,015
Interest expense, net	315	822	1,275	2,955
(Benefit) provision for income taxes	(35,209)	24	(35,059)	268
Depreciation and amortization	1,854	2,144	7,400	8,115
EBITDA	$12,980	$12,196	$22,181	$13,353

	Three Months Ended December 31, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions		Corporate
	2020	2019	2020	2019	2020	2019

Net income (loss)	$15,611	$10,927	$4,681	$3,373	$25,728	$(5,094)
Interest expense, net	-	-	-	-	315	822
(Benefit) provision for income taxes	-	-	-	-	(35,209)	24
Depreciation and amortization	1,612	1,913	117	117	125	114
EBITDA	$17,223	$12,840	$4,798	$3,490	$(9,041)	$(4,134)

	Year Ended December 31, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions		Corporate
	2020	2019	2020	2019	2020	2019

Net income (loss)	$34,458	$21,979	$11,068	$7,588	$3,039	$(27,552)
Interest expense, net	-	-	-	-	1,275	2,955
(Benefit) provision for income taxes	-	-	-	-	(35,059)	268
Depreciation and amortization	6,473	7,236	461	408	466	471
EBITDA	$40,931	$29,215	$11,529	$7,996	$(30,279)	$(23,858)

December 31, 2020 (Unaudited)

Cash and cash equivalents	$38,026
Add: availability under current credit line	21,000
Total liquidity	$59,026

	December 31, (Unaudited)
	2020	2019
Current portion of credit agreement and term loan	$(2,000)	$(2,000)
Long-term credit agreement and term loan	(15,212)	(32,028)
Cash and cash equivalents	38,026	23,644
Noncurrent restricted cash	-	15,000
Reconcilled net cash	$20,814	$4,616

December 31, 2020 (Unaudited)
EPS	$1.44
Less: EPS relating to tax valuation allowance	(1.13)
Adjusted EPS	$0.31

	Three Months Ended December 31,
	2020	2019	% Change
Revenue:
Transportation and Skilled Trades	$58,636	$52,716	11.2%
Healthcare and Other Professions	23,156	21,199	9.2%
Total	$81,792	$73,915	10.7%

Operating Income (Loss):
Transportation and Skilled Trades	$15,611	$10,927	42.9%
Healthcare and Other Professions	4,681	3,373	38.8%
Corporate	(9,166)	(4,248)	-115.8%
Total	$11,126	$10,052	10.7%

Starts:
Transportation and Skilled Trades	1,438	1,301	10.5%
Healthcare and Other Professions	1,228	1,018	20.6%
Total	2,666	2,319	15.0%

Average Population:
Transportation and Skilled Trades	8,536	7,770	9.9%
Leave of Absence - COVID-19	(82)	-	100.0%
Transportation and Skilled Trades Excluding Leave of Absence - COVID-19	8,454	7,770	8.8%

Healthcare and Other Professions	4,400	3,922	12.2%
Leave of Absence - COVID-19	(58)	-	100.0%
Healthcare and Other Professions Excluding Leave of Absence - COVID-19	4,342	3,922	10.7%

Total	12,936	11,692	10.6%
Total Excluding Leave of Absence - COVID-19	12,796	11,692	9.4%

End of Period Population:
Transportation and Skilled Trades	7,917	7,349	7.7%
Leave of Absence - COVID-19	(22)	-	100.0%
Transportation and Skilled Trades Excluding Leave of Absence - COVID-19	7,895	7,349	7.4%

Healthcare and Other Professions	4,402	3,936	11.8%
Leave of Absence - COVID-19	(80)	-	100.0%
Healthcare and Other Professions Excluding Leave of Absence - COVID-19	4,322	3,936	9.8%

Total	12,319	11,285	9.2%
Total Excluding Leave of Absence - COVID-19	12,217	11,285	8.3%

	Twelve Months Ended December 31,
	2020	2019	% Change
Revenue:
Transportation and Skilled Trades	$207,434	$193,722	7.1%
Healthcare and Other Professions	85,661	79,620	7.6%
Total	$293,095	$273,342	7.2%

Operating Income (Loss):
Transportation and Skilled Trades	$34,458	$21,979	56.8%
Healthcare and Other Professions	11,068	7,588	45.9%
Corporate	(30,745)	(24,329)	-26.4%
Total	$14,781	$5,238	182.2%

Starts:
Transportation and Skilled Trades	9,442	8,548	10.5%
Healthcare and Other Professions	4,879	4,386	11.2%
Total	14,321	12,934	10.7%

Average Population:
Transportation and Skilled Trades	7,872	7,319	7.6%
Leave of Absence - COVID-19	(219)	-	100.0%
Transportation and Skilled Trades Excluding Leave of Absence - COVID-19	7,653	7,319	4.6%

Healthcare and Other Professions	4,232	3,666	15.4%
Leave of Absence - COVID-19	(156)	-	100.0%
Healthcare and Other Professions Excluding Leave of Absence - COVID-19	4,076	3,666	11.2%

Total	12,104	10,985	10.2%
Total Excluding Leave of Absence - COVID-19	11,729	10,985	6.8%

End of Period Population:
Transportation and Skilled Trades	7,917	7,349	7.7%
Leave of Absence - COVID-19	(22)	-	100.0%
Transportation and Skilled Trades Excluding Leave of Absence - COVID-19	7,895	7,349	7.4%

Healthcare and Other Professions	4,402	3,936	11.8%
Leave of Absence - COVID-19	(80)	-	100.0%
Healthcare and Other Professions Excluding Leave of Absence - COVID-19	4,322	3,936	9.8%

Total	12,319	11,285	9.2%
Total Excluding Leave of Absence - COVID-19	12,217	11,285	8.3%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Michael Polyviou, mpolyviou@evcgroup.com, 732-933-2755
Media Relations: Tom Gibson, 201-476-0322